Exhibit 99.1

SANMINA-SCI’S SPECIAL BOARD COMMITTEE ANNOUNCES FINDINGS OF STOCK OPTION INVESTIGATION

SAN JOSE, California — October 12, 2006 — Sanmina-SCI Corporation (Nasdaq: SANM) today announced that the Special Committee of its Board of Directors reported its findings after an investigation into the Company’s stock option administration policies and practices dating back to January 1, 1997. The Special Committee, comprised of disinterested, nonmanagement members of the Board, retained independent counsel and forensic accountants to assist it in conducting the investigation. In the course of its four-month investigation, the investigation team examined over one million electronic documents and over 350,000 pages of hardcopy documents, and conducted more than 40 interviews with current and former employees, directors and advisors.

The Special Committee found that most stock option grants to executives and other employees between 1997 and 2006 were not correctly dated or accounted for and will require that the Company restate its historical financial results and record non-cash compensation charges. The investigation identified concerns in particular regarding the actions of a former and a current member of management involved in the authorization, recording and reporting of stock option grants. The Company has accepted the resignation of the current member of management. The Board of Directors and Special Committee have responded and continue to respond to these issues and are taking appropriate action, the details of which will be disclosed to the appropriate regulatory authorities.

The Special Committee also made recommendations to the Board of Directors regarding remediation of weaknesses in the Company’s internal controls over its stock administration practices which led to the issues identified, including, among other controls, the following:

•                  Establishing fixed dates for the granting of all equity-based awards;

•                  Precluding officers, and certain other identified executives, from receiving equity-based awards during any black-out periods;

•                  Requiring auditable, verifiable evidence of the date of approval for routine new hire, promotion and certain discretionary grants;

•                  Mandating approval of the Compensation Committee prior to issuance of all other grants.

Each of the recommendations was voted on by the Board of Directors and unanimously adopted. The recommendations are effective immediately.

Commenting on the situation, Sanmina-SCI’s Chief Executive Officer, Jure Sola, stated, “I am pleased with the thoroughness of the Special Committee’s investigation and the recommendations they have made to remediate, and help us insure that this never happens again. I regret that our stock options program was not properly administered in the past and I apologize to our stockholders, employees, and customers for any impact or concerns these issues may have caused. With this investigation now behind us, we expect to refocus our management’s attention on servicing the needs of our customers and improving our operating efficiencies.”

As previously disclosed, the Company’s management has determined, and the audit committee of the Company’s Board of Directors concurred, that restatement of the Company’s historical financial statements will be necessary because the Company will need to record additional stock-based compensation expenses as a result of the findings of the Special Committee. The Company believes that substantially all of these charges will be of a non-cash nature. The Company has, in consultation with its independent auditors, submitted the proposed accounting treatment for the charges to the Office of the Chief Accountant (“OCA”) of the Securities and Exchange Commission (“SEC”). Because of the pending OCA review, the Company has not yet determined conclusively the amount of such charges, the resulting tax impact, or which periods may require restatement. The Company expects to file its restated financial statements as soon as reasonably practicable after the OCA responds to the Company’s submission. In addition, the Company’s management has met with the Listings Qualification Panel of the Nasdaq Stock Market regarding the Company’s plan for completing its late SEC filings and returning to compliance with the listing qualification requirements of the Nasdaq Stock Market. The Listings Qualification Panel has not yet ruled on the Company’s request.

The Company continues to cooperate with the SEC and the United States Attorney’s Office for the Northern District of California in response to the SEC’s informal inquiry and the United States Attorney’s Office’s grand jury subpoena for documents relating to the Company’s past practices for granting employee stock options.

Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company is also unable to predict the outcome of any SEC inquiry or any lawsuit or other proceeding related to the Company’s historical stock option administration policies and practices and any potential resulting impact on the Company’s financial statements or results. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2005 Annual Report on Form 10-K filed on December 29, 2005 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia and consumer sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.